Exhibit 99.1

BIND Therapeutics Reports Fourth Quarter and Full Year 2014 Financial Results

– Enrollment Underway in Phase 2 iNSITE 1 Trial for BIND-014 in KRAS Mutant or Squamous Histology Non-Small Cell Lung Cancer; Initial Clinical Data Reported as Early as 4th Quarter 2015 -

– Management to host conference call today at 8:30 a.m. EDT –

CAMBRIDGE, Mass., March 11, 2015 — BIND Therapeutics, Inc. (NASDAQ: BIND), a clinical-stage nanomedicine platform company developing targeted and programmable therapeutics called AccurinsTM, today reported financial results for the fourth quarter and year-ended December 31, 2014.

“2014 was a defining year for BIND as we made considerable progress in transitioning the company from a platform technology to a drug development company,” said Andrew Hirsch, BIND’s newly appointed acting president and chief executive officer. “We believe that data from the BIND-014 clinical trials validate our therapeutic platform and demonstrated that BIND-014 improved efficacy, compared to historical docetaxel controls, using a lower dose and with meaningful improvements in the toxicity profile. We’re extremely encouraged by the progress we have made on our collaboration programs and anticipate an IND application for our first collaboration compound with AstraZeneca by the middle of 2015. With our recently strengthened balance sheet, we are positioned to execute our operating plan through and beyond critical inflection points in the BIND-014 clinical program, potentially initiating phase 3 trials as early as the first half of 2016, and in our collaborations.”

The Company’s expected upcoming milestones include the following:

•	Complete enrollment and report initial clinical results for the iNSITE 1 (BIND-014 Nanoparticle Study In Patients with Advanced KRAS Mutant or Squamous NSCLC to Determine Tolerability and Efficacy) trial, a two-tier phase 2 trial with BIND-014 in patients with KRAS mutant or squamous histology NSCLC.

•	Initiate the iNSITE 2 (BIND-014 Nanoparticle Study In Patients with Urothelial Carcinoma, Cholangiocarcinoma, Cervical Cancer, and Squamous Cell Carcinoma of the Head and Neck to Determine Tolerability and Efficacy) trial, a phase 2 multi-tumor trial with BIND-014 in patients with cholangiocarcinoma, cervical cancer, bladder cancer, and head and neck cancers in the second quarter of 2015.

•	Report overall survival data from the ongoing phase 2 trial with BIND-014 in the NSCLC broad population in the first half of 2015.

•	Advance BIND-510 through important preclinical studies to position it for an Investigational New Drug (IND) filing in 2016.

•	File IND application for AZD2811 with the U.S. Food and Drug Administration (FDA) in mid-2015.

BIND-014

BIND’s clinical development plan for BIND-014 is informed by positive data from its phase 2 trial in NSCLC presented at the 26th EORTC-NCI-AACR Symposium on Molecular Targets and Cancer Therapeutics in November 2014. The results of this phase 2 study demonstrated substantial clinical activity of BIND-014 as monotherapy in advanced 2nd line NSCLC patients, with 15 percent partial response rate (n= 40; 5 confirmed, 1 unconfirmed), a disease control rate (> 6 weeks) of 63 percent and meaningful reduction of docetaxel-related toxicities at a 20 percent lower dose than Taxotere® in a sicker patient population than most phase 2 studies in this indication. Data from the phase 2 trial also showed a confirmed objective response rate of 22 percent (n=9) in patients with KRAS mutant NSCLC; one KRAS mutant NSCLC partial response was also seen in the phase 1 trial with BIND-014, yielding a combined total response rate of 30 percent (n=10). Prolonged (>6 weeks) disease control was also noted in 66 percent of patients with KRAS mutant NSCLC. Results from the phase 2 trial also suggested meaningful differentiation in NSCLC patients with squamous histology when compared to historical docetaxel results. BIND-014 results presented at EORTC-NCI-AACR demonstrated a disease control rate (>6 weeks) of 66 percent and overall survival of 11.1 months (n=9) in NSCLC patients with squamous histology.

“We believe data from the phase 2 trial of BIND-014 in non-small cell lung cancer showed clear evidence that it has the potential to provide meaningful clinical benefit in two easily identified forms of the disease with high unmet need that affects more than 40 percent of patients with advanced metastatic disease,” said Hagop Youssoufian, M.Sc., M.D., chief medical officer at BIND. “Based on these results, we have initiated iNSITE 1, a global, two-tiered phase 2 trial in KRAS mutant or squamous histology NSCLC subpopulations. Additionally, we are initiating iNSITE 2, a phase 2 trial with BIND-014 in cholangiocarcinoma, cervical cancer, bladder cancer, and head and neck cancers. These are cancers where we have seen signals of anti-tumor activity with BIND-014 in our phase 1 clinical trial and, while there is evidence that these cancers are taxane sensitive, there are no approved therapies for these patients.”

Fourth Quarter 2014 Financial Results

Revenue for the fourth quarter of 2014 was $3.0 million, compared to $2.1 million for the fourth quarter of 2013. The year-over-year increase in revenue was primarily due to higher reimbursable research and development activities, primarily for our AstraZeneca collaboration.

Research and development expenses totaled $8.0 million for the fourth quarter of 2014, compared to $7.4 million for the fourth quarter of 2013. The increase was primarily driven by headcount growth to support the development of BIND’s internal pipeline and collaborations.

General and administrative expenses totaled $4.2 million for the fourth quarter of 2014, compared to $2.7 million for the fourth quarter of 2013. The increase was primarily due to higher compensation expenses and external consulting expenses.

Net loss for the fourth quarter of 2014 was $8.5 million, compared to a net loss of $8.1 million for the fourth quarter of 2013.

Full Year 2014 Financial Results

Revenue for the year ended December 31, 2014 was $10.4 million, compared to $10.9 million for the year ended December 31, 2013. The year-over-year decrease in revenue was primarily due to a reduction in up-front license fee revenue recognized that was partially offset by an increase in reimbursable research and development activities we performed under our collaboration agreements, principally for AstraZeneca, Pfizer and Roche.

Research and development expenses were $28.9 million for the year ended December 31, 2014, compared to $24.4 million for the year ended December 31, 2013. This increase was primarily driven by headcount growth to support the development of BIND’s internal pipeline and collaborations.

General and administrative expenses were $15.1 million for the year ended December 31, 2014, compared to $13.4 million for the year ended December 31, 2013. The increase was primarily due to higher compensation expenses, external consulting expenses and other expenses principally related to operating as a public company since the fourth quarter of 2013.

Net loss for the year ended December 31, 2014 was $32.5 million, compared to a net loss of $27.7 million for the year ended December 31, 2013.

Cash, cash equivalents and short-term investments were approximately $41 million as of December 31, 2014.

Financial Expectations

The Company expects that its cash, cash equivalents and short-term investments as of December 31, 2014, in addition to the capital raised in the first quarter of 2015 through its amended credit facility with Hercules Technology III, L.P. and its February 10, 2015 offering of common stock and warrants, will fund operating expenses and capital expenditure requirements into mid-2016. This expectation is based on the Company’s current operating plans and research and development funding that it expects to receive under its existing collaborations, but excludes any potential milestone payments.

Recent Business Developments

•	On March 10, 2015, BIND announced the appointment of Andrew Hirsch as acting president and chief executive officer.

•	On February 10, 2015, BIND closed a public offering of common stock and warrants with proceeds of approximately $20 million, net of underwriting discounts and estimated offering expenses.

•	On January 23, 2015, BIND amended its existing credit facility with Hercules Technology III, L.P. to borrow an additional $15.0 million in growth capital, a portion of which was used to repay the outstanding balance on BIND’s existing term loan facility of approximately $3.1 million.

•	On January 7, 2015, BIND announced positive topline data from the ongoing phase 2 trial of BIND-014 in metastatic castration resistant prostate cancer (mCRPC).

•	On January 2, 2015, BIND enrolled the first NSCLC patient with KRAS mutation in the iNSITE 1 trial, a two-tier phase 2 trial of BIND-014 in KRAS mutant and squamous NSCLC.

•	On November 19, 2014, BIND reported positive data from the phase 2 trial with BIND-014 in the broad NSCLC patient population and announced the initiation of a phase 2 trial in patients with KRAS mutant or squamous histology NSCLC.

•	On November 6, 2014, BIND announced the selection of a second proprietary product candidate, BIND-510, based on its promising characteristics as a prostate-specific membrane antigen (PSMA) -targeted Accurin nanoparticle containing vincristine, a potent vinca alkaloid microtubule disrupting agent.

2014 Collaboration Developments

•	Roche: Entered into a research agreement with Roche to discover novel nanomedicines using Accurins for the treatment of diseases in therapeutic areas outside of oncology. The collaboration will focus on expanding the Accurin platform outside of oncology, leveraging BIND’s novel targeting approaches using proprietary Roche technology and therapeutic payloads.

•	Merck: Initiated formulation development efforts in a new collaboration with Merck to create targeted Accurins based on Merck’s novel polo-like kinase 1 (PLK1) and kinesin spindle protein (KSP) inhibitors. The Company believes both promising anti-mitotic targets are well-suited to benefit from the Accurin platform, as past attempts to develop therapies around these targets have been limited by toxicities prior to achieving meaningful therapeutic dose levels.

•	AstraZeneca: Presented positive preclinical data from the Aurora B kinase inhibitor Accurin AZD2811, which is an active metabolite of the prodrug barasertib, demonstrating improved efficacy and enhanced transport to tumor sites in multiple preclinical models while displaying minimal bone marrow toxicity.

•	Pfizer: Achieved a development milestone on one of the two programs included in the global collaboration with Pfizer, which leverages BIND’s Accurin technology to impart tissue and cellular targeting to molecularly targeted drugs in Pfizer’s pipeline.

Conference Call Information

BIND’s management team will host a conference call and audio webcast today at 8:30 a.m. ET to discuss the fourth quarter and full year 2014 results and provide a corporate update. To access the conference call, please dial (877) 312-5844 (domestic) or (253) 237-1152 (international) at least five minutes prior to the start time and refer to conference ID 88372910.

An audio webcast of the call will also be available on the Investors & Media section of the Company’s website www.bindtherapeutics.com. An archived webcast will be available on the Company’s website approximately two hours after the event and will be available for 30 days.

About BIND Therapeutics

BIND Therapeutics is a clinical-stage nanomedicine platform company developing a pipeline of Accurins, its novel targeted therapeutics designed to increase the concentration and duration of therapeutic payloads at disease sites while reducing exposure to healthy tissue. BIND is leveraging its Medicinal Nanoengineering platform to develop a pipeline of Accurins targeting hematological and solid tumors and has a number of strategic collaborations with biopharmaceutical companies to develop Accurins in areas of high unmet need. BIND’s lead drug candidate, BIND-014, is a prostate-specific membrane antigen (PSMA) -targeted Accurin that contains docetaxel, a clinically-validated and widely-used cancer chemotherapy drug. BIND-014 is currently in development for the treatment of non-small cell lung cancer, or NSCLC, in patients with KRAS mutations or squamous histology. In addition, BIND plans to initiate clinical trials with BIND-014 in cervical, bladder, head and neck and cholangio cancers in 2015. BIND is also advancing BIND-510, its second PSMA-targeted Accurin drug candidate containing vincristine, a potent microtubule inhibitor with dose limiting peripheral neuropathy in its conventional form, through important preclinical studies to position it for an Investigational New Drug (IND) application filing with the U.S. Food and Drug Administration (FDA) in 2016. Lastly, BIND is developing Accurins designed to inhibit PLK1 and KSP, both of which BIND believes are promising anti-mitotic targets that have been limited in the clinic due to myelotoxicity prior to reaching therapeutic doses.

BIND has announced ongoing collaborations with Pfizer Inc., AstraZeneca AB, F. Hoffmann-La Roche Ltd. and Merck & Co., or Merck (known as Merck Sharp & Dohme outside the United States and Canada), to develop Accurins based on their proprietary therapeutic payloads and targeting ligands.

For more information, please visit the Company’s web site at www.bindtherapeutics.com.

Forward-Looking Statements Disclaimer

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including statements regarding BIND-014, including without limitation, our belief that data from our clinical trials validate our platform, clinical benefits of BIND-014, our expectations regarding the iNSITE 1 and iNSITE 2 clinical trials of BIND-014, and BIND-014’s potential; BIND-510, including without limitation, statements regarding our plan for an Investigational New Drug filing in 2016; opportunities regarding our nanomedicine platform; our collaboration agreements with Pfizer, Merck and AstraZeneca; our belief that AstraZeneca will file an IND application by mid-2015; the sufficiency of our cash, cash equivalents and short-term investments; our transition from a platform technology company to a drug development company; and our expected upcoming milestones.

These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: the fact that the Company has incurred significant losses since its inception and expects to incur losses for the foreseeable future; the Company’s need for additional funding, which may not be available; raising additional capital may cause dilution to its stockholders, restrict its operations or require it to relinquish rights to its technologies or drug candidates; the Company’s limited operating history; the terms of the Company’s credit facility place restrictions on its operating and financial flexibility; failure to use and expand its medicinal nanoengineering platform to build a pipeline of drug candidates and develop marketable drugs; the early stage of the Company’s development efforts with only one drug candidate in clinical development; failure of the Company or its collaborators to successfully develop and commercialize drug candidates; clinical drug development involves a lengthy and expensive process, with an uncertain outcome; delays or difficulties in the enrollment of patients in clinical trials; serious adverse or unacceptable side effects or limited efficacy observed during the development of the Company’s drug candidates; inability to maintain any of the Company’s collaborations, or the failure of these collaborations; the Company’s reliance on third parties to conduct its clinical trials and manufacture its drug candidates; the Company’s inability to obtain required regulatory approvals; any conclusion by the FDA that BIND-014 does not satisfy the requirements for approval under the Section 505(b)(2) regulatory approval pathway; the fact that a fast track or breakthrough therapy designation by the FDA for the Company’s drug candidates may not actually lead to a faster development or regulatory review or approval process; the inability to obtain orphan drug exclusivity for drug candidates; failure to obtain marketing approval in international jurisdictions; any post-marketing restrictions or withdrawals from the market; effects of recently enacted and future legislation; failure to comply with environmental, health and safety laws and regulations; failure to achieve market acceptance by physicians, patients, or third-party payors; failure to establish effective sales, marketing and distribution capabilities or enter into agreements with third parties with such capabilities; effects of substantial competition; unfavorable pricing regulations, third-party reimbursement practices or healthcare reform initiatives; product liability lawsuits; failure to retain key executives and attract, retain and motivate qualified personnel; difficulties in managing the Company’s growth; risks associated with operating internationally, including the possibility of sanctions with respect to our operations in Russia; the possibility of system failures or security breaches; failure to obtain and maintain patent protection for or otherwise protect our technology and products; effects of patent or other intellectual property lawsuits; the eligibility of a significant portion of the Company’s total outstanding shares to be sold into the market, which could cause the market price of its common stock to drop significantly; increased costs as a result of operating as a public company; and any securities class action litigation. These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission, or SEC, on March 11, 2015, and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

BIND THERAPEUTICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(Amounts in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Revenue	$3,037	$2,070	$10,426	$10,901

Operating expenses:
Research and development	8,019	7,405	28,874	24,370
General and administrative	4,198	2,698	15,060	13,394

Total operating expenses	12,217	10,103	43,934	37,764

Loss from operations	(9,180)	(8,033)	(33,508)	(26,863)
Other income (expense)	686	(44)	971	(800)

Net loss	(8,494)	(8,077)	(32,537)	(27,663)
Accretion of redeemable convertible preferred stock	—	—	—	(3,704)

Net loss attributable to common stockholders	$(8,494)	$(8,077)	$(32,537)	$(31,367)

Net loss per share attributable to common stockholders:
Basic and diluted	$(0.51)	$(0.50)	$(1.97)	$(5.19)
Weighted average common shares outstanding:
Basic and diluted	16,548,092	16,298,668	16,495,648	6,049,385

BIND THERAPEUTICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(Amounts in thousands, except share data)

	December 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$19,348	$51,612
Short-term investments	21,582	10,384
Amounts due under collaboration agreements	2,892	1,269
Prepaid expenses and other current assets	2,141	1,532

Total current assets	45,963	64,797
Property and equipment, net	6,567	6,079
Long-term investments	—	15,387
Restricted cash	1,526	2,084
Other assets	12	61

Total	$54,068	$88,408

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$1,792	$1,411
Accounts payable	1,796	2,643
Accrued expenses	5,260	2,921
Current portion of deferred revenue	5,087	5,086

Total current liabilities	13,935	12,061

Long-term liabilities:
Long-term debt, less current portion	1,482	3,274
Deferred revenue, less current portion	481	2,384
Other long-term liabilities	1,006	1,375

Total long-term liabilities	2,969	7,033

Total liabilities	16,904	19,094

Stockholders’ equity	37,164	69,314

Total	$54,068	$88,408

Media:

Jeff Boyle

347-247-5089

media@bindtherapeutics.com

Investors:

Tom Baker

617-532-0624

investors@bindtherapeutics.com